Exhibit 10.45

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made January 22, 2015, by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Andrew P. Slifka (the “Executive”).

WHEREAS, the Company employs the Executive as an Executive Vice President of the Company and the President of the Gasoline Distribution and Station Operations (“GDSO”) Division of Global Partners LP, a Delaware limited partnership (the “Partnership”) of which the Company is the general partner; and

WHEREAS, the Company and the Executive mutually desire to (i) agree upon the terms of the Executive’s continued employment by the Company, (ii) move the Executive’s employment agreement to a calendar year, and (iii) agree as to certain benefits of such employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.                                      Employment and Term of Employment.  (a) Subject to the terms of this Agreement, the employment term hereunder will commence as of January 1, 2015 (the “Effective Date”) and continue for thirty-six (36) months; provided that, commencing on the third anniversary of this Agreement (the “Renewal Date”), the term of the Executive’s employment by the Company shall be automatically renewed so as to terminate on the date that is thirty-six (36) months from such Renewal Date, unless the Company or the Executive provides the other with prior written notice of its or his desire not to renew delivered in accordance with Section 20 (“Notice”) at least ninety (90) days in advance of the Renewal Date.  The Company and the Executive agree to begin discussions concerning the renewal of this Agreement promptly following the second anniversary of this Agreement with the objective of reaching a final agreement within six months. Notwithstanding the foregoing, either the Company or the Executive may terminate the Executive’s employment with the Company at any time, subject to the terms and conditions of Section 7 hereof.  The employment period as described herein is referred to herein as the “Term.”

(b)                                 Simultaneously with the commencement of the Term, the “Term” as defined in that certain Employment Agreement by and between the Company and the Executive dated as of March 1, 2012 (the “2012 Employment Agreement”) shall be amended to terminate as of December 31, 2014, and this Agreement shall replace the 2012 Employment Agreement.  Executive hereby acknowledges and agrees that the early termination of the “Term” under the 2012 Employment Agreement does not constitute a non-renewal under Section 7(e) of the 2012 Employment Agreement.

2.                                      Position and Duties.  During the Term, the Company shall employ the Executive as an Executive Vice President of the Company and the Executive shall serve as the President of the GDSO Division of the Partnership, or in such other positions as the parties mutually agree.

The Executive shall have such powers and duties and responsibilities as are customary to such positions and as are assigned to the Executive by the President and Chief Executive Officer of the Company in connection with the Executive’s management and supervision of the GDSO Division and related operations of the Company and of the Partnership.  The Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees as such policies may be amended from time to time.

3.                                      Other Interests. During the Term, the Executive shall devote his full time, attention, energies and business efforts during normal business hours to his duties and responsibilities as an Executive Vice President of the Company, including serving as the President of the GDSO Division of the Partnership.   During the Term, except as otherwise restricted by the non-competition covenants set forth in Annex I attached hereto and incorporated herein by reference, the parties recognize and agree that the Executive may engage in other business activities that do not conflict with the business and affairs of the Company or of the Partnership or interfere with the Executive’s performance of his duties and responsibilities hereunder.  Additionally, the non-competition covenants set forth in Annex I shall apply to the Executive upon separation of service from the Company pursuant to Section 7(c) and Section 7(d) hereof, and in each case, said non-competition covenants shall continue until the first anniversary of the Date of Termination (as defined in Section 7(h) hereof).

4.                                      Duty of Loyalty.

(a) The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act in the best interests of the Company and of the Partnership. In keeping with such duty, the Executive shall, during the Term, make full disclosure to the Company of all business opportunities pertaining to the business of the Company or of the Partnership or any of its subsidiaries and, during the Term, shall not appropriate for the Executive’s own benefit business opportunities concerning the business of the Company, the Partnership or any of its subsidiaries, except as otherwise permitted by the non-competition covenants set forth in Annex I or as consented to in writing by the Board of Directors of the Company.

(b) The Company shall indemnify the Executive to the extent permitted by the Company’s limited liability company agreement, as amended from time to time, and by applicable law, against all costs, charges and expenses, including without limitation, attorney’s fees, incurred or sustained by the Executive in connection with any claim against Executive and in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company or of the Partnership. In connection with the foregoing, the Executive will be covered under any liability insurance policy that protects the other officers and directors of the Company.

5.                                      Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of his duties and responsibilities as an Executive Vice President of the Company and in his role as President of the GDSO Division of the Partnership, the Executive shall perform his obligations hereunder in, or within forty (40) miles of, Waltham, Massachusetts.

6.                                      Compensation.

(a)                                 Base Salary.  During the Term, the Executive shall be entitled to an annual base salary of $425,000, subject to increase as of each January 1 if so determined by the Compensation Committee.  The Executive’s base salary, as from time to time increased in accordance with this Section 6(a), is hereafter referred to as “Base Salary.” The Base Salary shall be paid in equal installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment, but in no event less frequently than monthly.

(b)                                 Bonus.  From time to time during the Term, the Executive may be eligible to receive a cash bonus (a “Bonus”) in an amount to be determined at the discretion of the Compensation Committee.

(c)                                  Incentive Compensation.  The Executive shall participate in the annual short-term incentive compensation plan set forth in attached Exhibit A (the “Short-Term Incentive Plan”), and the long-term incentive compensation plan set forth in attached Exhibit B (the “Long-Term Equity-Based Incentive Plan”), and as determined by the Compensation Committee may be eligible to participate in any other incentive plans in which management employees may participate.

(d)                                 Reimbursements.  During the Term, the Company shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive on business trips, and for all other business and entertainment expenses reasonably incurred or paid by him during the Term in the performance of his services under this Agreement, in accordance with past practice and with the Company’s expense reimbursement policy as in effect from time to time, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require.

(e)                                  Fringe Benefits.  During the Term, the Executive shall be entitled to participate in the Company’s health insurance, 401(k) and other benefit plans in accordance with Company policies and on the same general basis as other executives of the Company.  Additionally, the Company shall pay on behalf of the Executive certain membership dues and professional fees for tax and estate planning services in an amount not to exceed $30,000 and the Executive shall be eligible to receive such other benefits as may be approved by the Compensation Committee.

(f)                                   Vacation.  During the Term, the Executive shall be eligible for 25 days of paid vacation each calendar year with any unused vacation days to be subject to the Company’s standard vacation policy with respect to the carryover or payment for any such unused vacation days.

7.                                      Separation from Service.

(a)                                 In General.  If the Executive’s employment is terminated for any reason, he (or his estate) shall be paid on the Date of Termination (i) all amounts of Base Salary due and owing up through the Date of Termination, (ii) any previously awarded but unpaid Bonus and short-term cash incentive plan amounts, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts that may be due to him as of the Date of Termination (the “Accrued Obligations”). Additionally, the Executive shall be entitled to retain the following items currently supplied to him by the Company: personal computer, laptop computer, smartphone and iPad. Promptly following the Date of Termination, the Executive shall return to the Company all confidential and proprietary information of the Company in his possession.

(b)                                 Termination Due to the Death or Disability of Executive.  The Executive’s employment hereunder shall be terminated automatically upon the death or Disability of the Executive.  The Company shall pay to the Executive (or his estate) or on his (or its) behalf upon his termination under this Section 7(b) on the Date of Termination or as soon as reasonably practical (but no more than ten days) thereafter the Accrued Obligations. Additionally, the Company shall continue to pay the Executive (or his estate) the Base Salary then in effect as well as all fringe benefits the Executive was receiving as of the Date of Termination through the end of the applicable Term. Furthermore, if the Executive’s employment is terminated due to his Disability, the Company shall pay the monthly amounts due for all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Executive and his spouse and dependents, if any, for 24 months following the Date of Termination and shall pay to the Executive in 24 equal monthly installments commencing on the last day of the month following the last day of the Term an amount equal to the product of 75% and the sum of (i) the Base Salary in effect as of the Date of Termination; and (ii) the average of the aggregate Bonuses and short-term cash incentive amounts awarded to the Executive pursuant to this Agreement, if any, for the two calendar years immediately preceding the termination of this Agreement.

(c) Termination by the Company Without Cause or by the Executive for Reasons Constituting Constructive Termination.  The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for reasons constituting Constructive Termination.  The Company shall pay to the Executive upon his termination under this Section 7(c) on the Date of Termination or as soon as reasonably practical (but no more than ten days) thereafter the Accrued Obligations. Additionally, if the Executive’s employment is terminated pursuant to this paragraph 7(c), then (1) all compensation and all benefits to the Executive hereunder shall continue to be provided until the last day of the Term pursuant to the terms of this Agreement, and (2) the Executive shall be paid by the Company an amount equal to the product of 75% and the sum of (i) the Base Salary as in effect on the Date of Termination and (ii) the average of any Bonuses and short-term cash incentive amounts awarded pursuant to this Agreement, if any, in the two calendar years immediately preceding the Date of Termination in twenty-four (24) equal monthly installments commencing on the first day of the month following the month in which the Date of Termination occurs.

(d)                                 Termination by the Company for Cause.  The Company’s Board of Directors may terminate the Executive’s employment hereunder for Cause, in which case on the Date of Termination, the Executive will receive payment of the Accrued Obligations.  Notwithstanding any provision herein to the contrary, prior to a termination for Cause, the following shall apply:  (i) the Company will provide notice to the Executive setting forth its intention to terminate the Executive for Cause, describing in detail the nature of the circumstances that support such determination, and the date and time established for a hearing before the Board, which hearing shall be not less than fifteen (15) business days from the date of such notice, (ii) the Executive will have the right to be heard by the Board, and the Executive shall be entitled to representation by counsel at such hearing, provided, however, that such counsel shall be subject to limitations on direct interaction with the Board members during such hearing as such limitations are established by the Board and provided to the Executive with the notice of the hearing, and (iii) following such hearing, the Board may authorize a termination of the Executive’s employment for Cause only with a 2/3 majority vote of the full Board. If the Executive retains counsel for the hearing with the Board, and the Board does not terminate Executive for Cause within five business days following the hearing, the Company shall promptly reimburse the Executive for any legal fees and expenses incurred by him in connection with such a hearing.

(e)                                  Nonrenewal of the Agreement.  If the Agreement is not renewed by the Company at the end of the applicable Term, and the Executive does not continue to serve as an Executive Vice President of the Company or President of the GDSO Division of the Partnership following the expiration of this Agreement pursuant to a different employment agreement with the Company, the Company, upon the Executive’s separation of service from the Company, shall pay the Executive in 12 equal monthly installments an amount equal to the greater of (X) the product of 75% and the sum of (i) the Base Salary in effect as of the end of the Agreement; and (ii) the average of the aggregate Bonuses and short-term cash incentive amounts awarded to the Executive pursuant to this Agreement, if any, for the two calendar years immediately preceding the expiration of this Agreement; and (Y) the Base Salary in effect as of the end of the Agreement.  If the Agreement is not renewed by the Company at the end of the applicable Term, then the Agreement shall continue for an additional two months prior to the Executive’s separation of service from the Company, to reflect the two months by which the term of the 2012 Employment Agreement was shortened.

(f)                                   Definitions.

(i)                                     For the purposes of this Agreement, “Cause” shall mean the Executive (A) has engaged in gross negligence or willful misconduct in the performance of his duties, (B) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries); (C) has been convicted of a crime involving fraud or moral turpitude or any felony or (D) has breached any material provision of this Agreement.  The Executive must be provided a written notice from the Company, giving him at least 30 days to affect a cure of any claimed occurrence under (A), (B) or (D) above that is capable of being cured, prior to the delivery of any notice described under Section 7(d)(i) hereof.

(ii)                                  “Change in Control” shall occur upon: (A) the date that any one person, entity or group (other than the estate of Alfred Slifka or the successors to the interests of Alfred Slifka, and other than Richard Slifka, Eric

Slifka or the Executive, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to control more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (B) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (C) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to a person other than the Slifkas or any of them. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(iii)                               “Constructive Termination” means termination of this Agreement by the Executive as a result of any (A) substantial diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (1) a material reduction in the Executive’s duties and responsibilities, (2) any change in the reporting structure so that the Executive no longer reports solely to the President and Chief Executive Officer of the Company, or (3) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts, or (B) a material breach of this Agreement by the Company.  To be able to terminate his employment with the Company for Constructive Termination, the Executive must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within 90 days of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within 30 days of such notice.  In no event shall the Date of Termination in connection with a Constructive Termination occur any later than one year following the initial existence of the condition(s) constituting a Constructive Termination hereunder.

(iv)                              “Disability” shall mean a physical or mental condition which (A) renders the Executive, with or without reasonable accommodation, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, results in the Executive receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(g)                                  Notice of Termination.  Any termination or non-renewal (except due to the death of Executive) by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto.   For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) shall state the effective date of such termination, (ii) shall indicate the specific termination provision in this Agreement relied upon and (iii) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Any such notice shall be provided in accordance with the requirements of Section 20 hereof. Any notice of Constructive Termination by the Executive shall be given by the Executive within 90 days of the initial existence of the condition upon which the Constructive Termination is based.

(h)                                 Date of Termination.  The “Date of Termination” shall mean (i) the date of death, if the Executive’s employment is terminated because of death, (ii) the date the Executive is determined to have a Disability, if the Executive’s termination is based on his Disability, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be in accordance with the timing rules set out in (d) or (g) of this Section 7, as applicable. With respect to any compensation payable under this Agreement that is subject to Section 409A of the Code, references to the Executive’s Date of Termination or termination of employment (and variations thereof) shall be deemed to refer only to the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

(i)                                     Delayed Payments. Notwithstanding any other provision with respect to the timing of payments under this Section 7, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee”  (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 7 as a result of his “separation from service” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of this Section 7, as applicable, plus (to the extent not prohibited by Section 409A of the Code) interest on such amounts at the then applicable prime rate of interest as established from time to time by Bank of America Corporation or its successor.  After the first business day of the seventh month following the termination of the Executive’s employment and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of this Section 7, as applicable.

(j)                                    Nonsolicitation of Employees.  The Executive agrees that for a period of two years following his Date of Termination he will not solicit or induce any employee of the Company or of the Partnership or any of its subsidiaries to terminate his/her employment with, or otherwise cease his/her relationship with the Company or the Partnership or its subsidiaries.

(k)                                 Nondisparagement.  Each of the Company and the Executive agree not to make any disparaging comments or remarks, orally or in writing, about the other party following the termination or expiration of this Agreement.

8.                                      Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and the regulatory guidance thereunder.   If any provision provided herein may result in the imposition of an additional tax or penalty under the provisions of Section 409A of the Code, the Executive and the Company agree to amend any such provision to avoid imposition of any such additional tax, to the extent possible, in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A of the Code; provided that, to the extent possible, any such amendment shall minimize any decrease in the payments or benefits to the Executive contemplated herein.

9.                                      Confidential Information; Unauthorized Disclosure.

(a)                                 During the Term and for the period ending two years following the Date of Termination, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company, the Partnership or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an Executive Vice President of the Company and the Partnership, any secret, confidential and/or proprietary information, knowledge or data obtained by him while in the employ of the Company or any of its affiliates with respect to the Company, the Partnership or any of its subsidiaries and their respective businesses, the disclosure of which he knows or should know will be damaging to the Company, the Partnership or any of its subsidiaries; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Executive) or (ii) any information, knowledge or data which the Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b)                                 The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 9 by the Executive, and the Company, the Partnership or its subsidiaries shall be entitled to enforce the provisions of this Section 9 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and his agents.

10.                               Payment Obligations Absolute.  Except as specifically provided in this Agreement, the Company’s obligation to pay the Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Partnership (including its subsidiaries) may have against him or anyone else.   All amounts payable by the Company shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and except as provided in Section 7(c) above, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

11.                               Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the equity of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.                               Assignment.  The Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution, or delegate his duties or obligations hereunder.

13.                               Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

14.                               Entire Agreement.  This Agreement together with the attached Annex I and Exhibits A and B hereto constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Without limiting the scope of the preceding sentence, as of the Effective Date, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation all prior employment and severance agreements, if any, by and between the Company and the Executive; provided that, nothing contained in the foregoing shall be deemed to supersede or make invalid any prior agreements between the Executive and the Company concerning long-term incentive plan awards and any agreement by and between the Executive and the Company, the Partnership or any affiliated entity or member of the Partnership in his capacity as an interest holder, including without limitation the Omnibus Agreement.

15.                               Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

16.                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.                               Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

19.                               Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

20.                               Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or by a nationally recognized overnight delivery service or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC
P.O. Box 9161
800 South St.
Waltham, Massachusetts 02454-9161
Attention: General Counsel and the Chairman of the Board

with a copy to:

Brenda K. Lenahan
Vinson & Elkins L.L.P.
666 Fifth Avenue
25th Floor
New York, New York 10103

If to the Executive:

At the Executive’s last known home address listed in the Company’s personnel records from time to time with a copy to:

Michael A. Hickey

Goulston & Storrs, P.C.

400 Atlantic Ave.
Boston, Massachusetts 02110

21.                               Headings.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GLOBAL GP LLC

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President and CEO

ANDREW P. SLIFKA

/s/ Andrew P. Slifka

[Signature page to Employment Agreement]

ANNEX I

Non-Competition Provisions

1.                                      Non-competition; Nonsolicitation.   During the Term, and in the event that the Executive’s employment is terminated for any reason, then for a period of two (2) years (the “Restrictive Period”) following the Date of Termination the Executive shall be prohibited from working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business having assets engaged in (or actively considering engagement in) the following businesses in New England and other jurisdictions in which the Company and/or Global is conducting business as of the Date of Termination (the “Restricted Businesses”):  (i) wholesale and/or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and bio-fuels), natural gas liquids (including ethane, butane, propane and condensates), natural gas, compressed natural gas and liquefied natural gas; (ii) the storage of refined petroleum products and/or any of the other products identified in clause (i) of this paragraph in connection with any of the activities described in said clause (i); (iii) the sale of convenience store items and sundries and related food service and (iv) bunkering, unless the Chief Executive Officer of the Company and the Board approve such activity.  During the Restrictive Period, the Executive also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or Global to cease to be employed by or otherwise do business with the Company or Global, or to reduce the same, or to be employed or otherwise do business with any Restricted Business.  Notwithstanding any provision of this Amendment to the contrary, the Executive may own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses.  If any court determines that any of the provisions of this Amendment are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Amendment, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Amendment shall limit the Executive’s ability to perform services in any capacity or invest in any of the following: (i) money management firm; (ii) investment partnership; (iii) investment or private equity firm; or (iv) private equity or other investment fund; except that if any such firm, partnership or fund referenced in subsections (i) through (iv) contemplates or makes direct investments in Global or in any Restricted Business, the Executive must recuse himself and may not personally, in any respect, be actively involved, actively participate, or directly invest, and must fully comply with the provisions of Section 15 of this Agreement.

Any restrictions on the Executive otherwise prohibited under this Amendment may be waived only by express written permission of the Conflicts Committee of the Company’s Board of Directors.

EXHIBIT A

Short-Term Annual Cash Incentive Plan

The Executive shall participate in an annual short-term cash incentive plan with 50% of any cash incentive amounts earned for a fiscal year to be determined based upon the achievement of financial metrics established by the Company’s Compensation Committee (the “financial metrics”) and 50% of such cash incentive amounts to be determined at the discretion of the Company’s Compensation Committee.  The annual “award target” cash incentive amount shall be $265,000, and the annual maximum cash incentive amount that may be awarded shall be $530,000.  The Company’s Compensation Committee may also establish threshold financial metrics required to be met for any cash incentive amount to be awarded, and a formula for the amount of the cash incentive that will be awarded relative to the amount by which the financial metrics threshold are or are not met or exceeded.  The targets, metrics (including any thresholds) and formula will be established by the Company’s Compensation Committee in the first calendar quarter of each fiscal year. Any amounts earned or awarded under any short-term cash incentive plan shall be paid within 2 and ½ months of the end of the fiscal year for which the cash incentives were earned or awarded.

EXHIBIT B

Long-Term Equity-Based Incentive Plan

Performance-Restricted Units

Executive shall be eligible to participate in the Company’s Long-Term Equity-Based Incentive Plan (the “Plan”) throughout the Term of the Employment Agreement.  The Company’s Compensation Committee shall determine whether and in what amounts to grant the Executive Performance-Restricted Units, Phantom Units or some functional equivalent of Global Partners LP, and shall establish the terms and conditions of such grants, including the timing of the grants, the vesting periods, if any, and any applicable milestones, all in accordance with the Plan and in compliance with Section 409A of the Code and any successor statute, regulation or guidance thereunder.